Exhibit 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                               For the years ended
                                                                                  September 30
                                                             --------------------------------------------------------
                                                                        1997                        1996
                                                                        ----                        ----

Net Income                                                           $ 435,729                    $ 105,307
----------                                                           ---------                    ---------

Primary earnings per share
  Adjusted net income under treasury
  stock method (reduced interest
  expense, net of tax)                                               $ 566,430                    $ 137,458
                                                                     ---------                    ---------
Shares:
  Weighted average number of
  common shares outstanding                                          6,692,100                    5,778,550
  Shares issuable for the assumed
  exercise of options and warrants which
  are in  excess  of the  number  of shares
  possible  of  repurchase  using the proceeds
  from the exercise of such options and warrants,
  at the average market price (treasury stock
  method)                                                            2,791,190                    1,650,186
                                                                     ---------                    ---------
  Weighted average number of
  common and common equivalent
  shares                                                             9,483,290                    7,428,736
                                                                     ---------                    ---------
          Primary earnings per share                                   $ .06                        $ .02
          --------------------------                                   -----                        -----

Fully diluted earnings per share
---------------------------------
  Adjusted net income under treasury stock method
  (reduced interest
  expense, net of tax, 1997)                                         $ 475,426                    $ 105,307
                                                                     ---------                    ---------
Shares:
  Weighted average number of common
  shares outstanding                                                 6,692,100                    5,778,550
  Shares issuable for the assumed
  exercise of options and warrants which
  are in  excess  of the  number  of shares
  possible  of  repurchase  using the proceeds from
  the exercise of such options and warrants, at the
  closing market price (treasury stock method)                       2,791,190                    1,838,882
                                                                     ---------                    ---------
  Weighted average number of common
  and common equivalent shares                                       9,483,290                    7,617,432
                                                                     ---------                    ---------
          Fully diluted earnings per share                             $ .05                        $ .01
          --------------------------------                             -----                        -----